UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 9, 2014

MAVENIR SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001- 36171	61-1489105
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1700 International Place, Suite 200

Richardson, Texas 75081

(Address of principal executive offices, including zip code)

(469) 916-4393

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities.

On April 9, 2014, Mavenir Systems, Inc. (the “Company” or “Mavenir”) issued 555,034 shares of its common stock to Cisco Systems, Inc. (“Cisco”) upon the exercise in full of a warrant held by Cisco. The warrant gave Cisco the right to purchase up to 898,294 shares of the Company’s common stock at an exercise price of $6.6794 per share on the achievement of bookings milestones described below.

The warrant was exercised on a “cashless” basis pursuant to its terms, resulting in the issuance of the number of shares set forth above, and the Company did not receive any additional consideration from the exercise. The warrant was exercised in full and is no longer outstanding.

This warrant was originally issued in October 2008 to Starent Networks Corp. (“Starent Networks”) in connection with a private placement of the Company’s securities to certain accredited investors including Starent Networks, and concurrently with the Company’s entry into a Reseller OEM Agreement with Starent Networks. In December 2009, Cisco completed its acquisition of Starent Networks and the Reseller OEM Agreement and warrant were assigned from Starent Networks to Cisco in September 2010.

The warrant became exercisable for the full 898,284 shares on the achievement of bookings milestones. Pursuant to its terms, the warrant became exercisable for 44,914 shares for each $1 million in bookings to the Company, up to a maximum of $20 million, resulting from the sale by Cisco/Starent of the Company’s solutions to tier-one mobile service provider customers under the Reseller OEM Agreement before October 29, 2011. The warrant became exercisable for the full 898,284 shares in 2011 upon the achievement of $20 million in bookings.

Share amounts in this Item 3.02 reflect our seven-for-one reverse stock split in November 2013, effected prior to our initial public offering.

The shares of common stock were issued pursuant to exemptions from registration under Section 3(a)(9) and Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), as a transaction by an issuer involving an exchange of securities for no additional consideration and not involving any public offering. The shares of common stock issued to Cisco upon the exercise of the warrant have not been registered under the Securities Act and may not be offered or sold in the United States in the absence of an effective registration statement or an exemption from the registration requirements under the Securities Act.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAVENIR SYSTEMS, INC.

Date: April 15, 2014	By:	/s/ Terry Hungle
Name: Terry Hungle
Title: Chief Financial Officer